                                                                    EXHIBIT 99.2


                                  RISK FACTORS

     Prospective investors should consider carefully the following information in conjunction with the other information contained in this Annual Report before investing in the Company's securities. Except for historical information contained in the Annual Report, the matters discussed in this Annual Report are forward-looking statements that are subject to certain risks and uncertainties (including those set forth below) that could cause actual results to differ materially from those set forth in such forward-looking statements.

NEGATIVE CASH FLOW; ANTICIPATED FUTURE LOSSES; SIGNIFICANT FUTURE CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL CASH.

     Since its inception, the Company has incurred significant net operating losses and negative cash flow. As of December 31, 1997, the Company had an accumulated deficit of $197.5 million. During the year ended December 31, 1997, the Company incurred a net operating loss of $115.0 million and generated negative cash flow from operations of $76.4 million. The Company will continue to incur significant expenditures in the future in connection with the acquisition, development and expansion of its networks, services and customer base. There can be no assurance that the Company will achieve or sustain profitability or generate positive cash flow in the future.

     The Company's further development and enhancement of new services as well as the continued development, construction, expansion, operation and potential acquisition of networks, will require substantial capital expenditures. The funding of these expenditures is dependent upon the Company's ability to raise substantial financing. As of December 31, 1997, the Company had raised approximately $625 million from debt and equity financings. The Company estimates that for 1998, capital required for expansion of its infrastructure and services and to fund negative cash flow will be approximately $200 million. At December 31, 1997, the Company had approximately $261.0 million of cash and cash equivalents available for such purposes. The Company continues to consider potential acquisitions or other arrangements that may fit the Company's strategic plan. Any such acquisitions or arrangements that the Company might consider are likely to require additional equity or debt financing, which the Company will seek to obtain as required and may also require that the Company obtain the consent of its debt holders. See "-- Strategic Investments; Business Combinations".

     Management anticipates that the Company's current cash resources are sufficient to fund the Company's continuing negative cash flow and required capital expenditures in the near future. To meet its additional remaining capital requirements and to successfully implement its strategy, the Company will be required to sell additional equity securities, increase its existing credit facility, acquire additional credit facilities or sell additional debt securities, certain of which would require the consent of the Company's debt holders. Accordingly, there can be no assurance that the Company will be able to obtain the additional financing necessary to satisfy its cash requirements or to implement its strategy successfully, in which event the Company will be unable to fund its ongoing operations, which would have a material adverse effect on its business, results of operations and financial condition.

SUBSTANTIAL LEVERAGE; RECENT DEFAULT; FUTURE CASH OBLIGATIONS

     Since inception, other than for the year ended June 30, 1996, the Company's consolidated cash flow from operations has been negative. As a result, the Company has been required to pay its fixed charges (including interest on existing indebtedness) and operating expenses with the proceeds from sales of its debt and equity securities. Under the terms of its debt securities, the Company will be required to satisfy substantially higher periodic cash debt service obligations in the future. Commencing in the year 2001, cash interest on the Company's 13% Senior Discount Notes due 2005 (the "2005 Notes") and 12 3/4% Senior Discount Notes due 2006 (the "2006 Notes") will be payable semi-annually at the rate of 13% per annum (approximately $24.7 million per year) and

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12 3/4% per annum (approximately $15.3 million per year), respectively. In addition, the Company has substantial cash interest requirements with respect to its 13 3/4% Senior Notes due 2007 (the "2007 Notes", and, together with the 2006 Notes and the 2005 Notes, the "Existing Notes"). As of December 31, 1997, the Company had approximately $35.0 million in debt outstanding under the New AT&T Credit Facility. As of December 31, 1997, the Company had approximately $461.3 million of consolidated outstanding long-term indebtedness. As of December 31, 1997, the total consolidated liabilities of the Company were approximately $498.1 million. It is expected that the Company and its subsidiaries will incur additional indebtedness. Many factors, some of which are beyond the Company's control, will affect its performance and, therefore, its ability to meet its ongoing obligations to repay the Existing Notes and its other debt. There can be no assurance that the Company will be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with the Existing Notes and its other debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     On June 11, 1997, the Company notified the trustee under each of the indentures governing the 2005 Notes (as amended as of February 26, 1998, the "2005 Indenture") and the 2006 Notes (as amended as of February 26, 1998, the "2006 Indenture", together with the 2005 Indenture and the indenture governing the 2007 Notes (as amended as of February 26, 1998, the "2007 Indenture"), the "Existing Indentures") that, as of June 10, 1997, it had approximately $13.0 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. As of June 30, 1997, the Company had approximately $17.4 million in the aggregate of ordinary course trade accounts payable that were more than 60 days overdue. These overdue amounts constituted Indebtedness of the Company, as that term is defined in the 2005 Indenture and 2006 Indenture. The incurrence by the Company of such Indebtedness was not permitted under the 2005 Indenture and 2006 Indenture and, therefore, constituted an Event of Default (as defined in the 2005 Indenture and 2006 Indenture) under the 2005 Indenture and 2006 Indenture. The Company used a portion of the proceeds of the Unit Offering (as defined herein) to pay in full all ordinary course trade accounts payable that were more than 60 days overdue to cure such Event of Default.

     In addition, in connection with the Junior Preferred Stock Offering and Unit Offering (as defined herein), the Company issued the 14 3/4% Preferred Stock and the 12 3/4% Preferred Stock (each, as defined herein), respectively, dividends on which may be paid, at the Company's option, either in cash or by the issuance of additional shares of Preferred Stock; provided, however, that after June 30, 2002, to the extent and so long as the Company is not precluded from paying cash dividends on the Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is then subject, the Company is required to pay dividends on such Preferred Stock in cash.

     The level of the Company's indebtedness and its other obligations could have important consequences to holders of the Common Stock, including the following: (i) the debt service requirements of the Company's existing indebtedness and any additional indebtedness could make it difficult for the Company to make payments on the Existing Notes and the Preferred Stock; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) any cash flow from the operations of certain of the Company's subsidiaries may need to be dedicated to debt service payments and might not be available for other purposes; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (v) the Company is more highly leveraged than most of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness will make it more vulnerable to a downturn in its business.

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CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

     The Existing Indentures, the Company's new Credit Facility with AT&T Commercial Finance Corporation established in December 1992 (the "New AT&T Credit Facility") and the certificates of designation relating to the 14 3/4% Preferred Stock and 12 3/4% Preferred Stock impose operating and financial restrictions on the Company and its subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness or create liens on their assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any of these restrictions could limit the availability of borrowings or result in a default thereunder. In addition, the terms of any debt or equity financings undertaken by the Company to meet its future cash requirements could restrict the Company's operational flexibility and thereby adversely affect the Company's business, results of operations and financial condition.

MANAGEMENT OF RAPID GROWTH

     Subject to the sufficiency of its cash resources, the Company intends to continue to expand its business rapidly. The Company's future performance will depend, in large part, upon its ability to implement and manage its growth effectively. The Company's rapid growth has placed, and in the future will continue to place, a significant strain on its administrative, operational and financial resources. The Company anticipates that, if successful in expanding its business, the Company will be required to integrate its newest senior managers successfully and to recruit and hire a substantial number of new managerial, finance, accounting and support personnel. Failure to retain and attract additional management personnel who can manage the Company's growth effectively would have a material adverse effect on the Company and its growth. To manage its growth successfully, the Company will also have to continue to improve and upgrade operational, financial, accounting and information systems, controls and infrastructure as well as expand, train and manage its employee base. In the event the Company is unable to upgrade its financial controls and accounting and reporting systems adequately to support its anticipated growth, the Company's business, results of operations and financial condition could be materially adversely affected.

DEPENDENCE ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS

     Integrated management information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. As the Company transitions to the provisioning of integrated communications services, the need for sophisticated billing and information systems will increase significantly. The Company's plans for the development and implementation of its billing systems rely, for the most part, on the delivery of products and services by third party vendors. Similarly, the Company is developing customer call centers to respond to service orders. Information systems are vital to the success of the call centers, and the information systems for these call centers are largely being developed by third party vendors. Failure of these vendors to deliver these systems solutions in a timely and effective manner and at acceptable costs, failure of the Company to adequately identify and integrate all of its information and processing needs, failure of the Company's related processing or information systems, or the failure of the Company to upgrade systems as necessary could have a material adverse effect on the ability of the Company to reach its objectives, on its financial condition and on its results of operations.

     While the Company believes that the majority of its software applications are year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then function adequately. Further, if the hardware or software comprising the Company's network elements acquired from third party vendors or the software applications of the ILECs, long distance carriers or others on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, it could affect the Company's systems, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".
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DEPENDENCE ON A SMALL NUMBER OF MAJOR CUSTOMERS AND ISPS

     The Company receives a significant portion of its revenues from a small number of major customers, particularly the IXCs that service the Company's markets. For the year ended December 31, 1997, approximately 20% of the Company's revenues were attributable to access services provided to five of the largest IXCs, including services provided for the benefit of their customers. In addition, the Company derived approximately 20% of its 1997 revenues from services provided to ISPs, which operate in a highly competitive and uncertain environment. The Company is, and expects to continue to be, dependent upon such IXC and ISP customers, and the loss of any one of the IXCs or certain of the ISP customers could have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, customers who account for significant portions of the Company's revenues may have the ability to negotiate prices for the Company's services that are more favorable to the customer and that result in lower profit margins for the Company. See
"-- Competition".

DEPENDENCE UPON SUPPLIERS

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services, network capacity and switching and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon ILECs and other carriers to provide telecommunications services and facilities to the Company and its customers. The Company has from time to time experienced delays or other problems in receiving telecommunications services and facilities which it requests, and there can be no assurance that the Company will be able to obtain such services or facilities on the scale and within the time frames required by the Company at an affordable cost, or at all. Any failure to obtain such components, services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks and the networks upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for the customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

     In order to acquire and develop its networks the Company must obtain local franchises and other permits, as well as rights to utilize underground conduit and aerial pole space and other rights-of-way and fiber capacity from entities such as ILECs and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its business plan on acceptable terms. Although the Company does not believe that any of the existing arrangements will be canceled or will not be renewed as needed in the near future, cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under development,

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may affect the Company's ability to acquire or develop that network.

EFFECT OF REGULATION

     As a common carrier, the Company is subject to substantial federal, state and local regulation. The Company's local networks do not require authorization from the Federal Communications Commission (the "FCC") for construction or installation. However, the Company currently must file FCC tariffs stating its rates, terms and conditions of service for interstate access services and must file tariffs covering its interstate and international long distance traffic. State regulatory agencies regulate intrastate communications, while local authorities control the Company's access to and use of municipal rights-of-way. Under the state and local legal requirements which prohibit or have the effect of prohibiting any entity from providing any intrastate telecommunications service are preempted. However, many states continue to require telecommunications carriers to obtain a certificate, license, permit or similar approval before providing services. Thus, the Company's ability to provide additional intrastate services is dependent upon its receipt of requisite state regulatory approval. The inability to obtain the approvals necessary to provide intrastate switched services could have a material adverse effect on the Company's business, results of operations and financial condition.

     The FTA imposes a duty upon all ILECs to negotiate in good faith with potential interconnectors such as the Company to provide interconnection to the ILEC network, exchange local traffic, make unbundled basic local network elements available and permit resale of most local services. All local interconnection agreements must be filed with state Public Service Commissions ("PSC") for approval. In the event that negotiations with the ILECs do not succeed, the Company has a right to seek PSC arbitration of any unresolved issues.

     Although passage of the FTA should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In addition, although the FTA makes RBOC entry into the in-region long distance market conditional upon their offering of local interconnection arrangements to other telecommunications service providers, there can be no assurance that these ILECs will negotiate quickly with competitors such as the Company for the required interconnection of the competitor's networks with those of the ILEC.

     Internet-related information services are not currently subject to direct regulation by the FCC or any other U.S. agency other than regulation applicable to businesses generally. The FCC is considering whether additional regulations should be applied to Internet services and whether Internet service providers should pay interexchange access charges and universal service fees. Moreover, as discussed hereafter, the FTA and similar state laws create civil and criminal penalties for the knowing transmission of "indecent" material over the Internet. Additionally, the FTA may permit telecommunications companies, RBOCs or others to increase the scope or reduce the cost of their Internet access services. These and other changes in the regulatory environment relating to the telecommunications or Internet-related services industry could have an adverse effect on the Company's Internet-related services business.

     On December 31, 1997, a United States District Court judge in Texas held unconstitutional certain sections of the FTA, including Section 271, which prevents the RBOC subsidiaries from providing in-region long distance services until certain conditions are met. This decision would permit the three RBOCs that are parties in the case immediately to begin offering widespread in-region long distance services. The judge stayed the effectiveness of his decision pending appeal. Unless overturned on appeal, this decision could have a material adverse effect on the Company. The FCC and certain IXCs have filed appeals of the decision with the United States Court of Appeals for the Fifth Circuit. Although there can be no assurance as to the outcome

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of this litigation, the Company believes that significant parts of the District
Court decision may be reversed or vacated on appeal. In addition, the Company cannot predict the effect that the FTA or any future legislation, regulation or regulatory changes may have on its business.

     The Company believes it is entitled to receive reciprocal compensation from ILECs for the transport and termination of Internet traffic as local traffic pursuant to various interconnection agreements. These ILECs have not paid and/or have disputed these charges, arguing that ISP traffic is not local traffic as defined by the various agreements.

COMPETITION

     The Company operates in a highly competitive environment and currently does not have a significant market share in any of its markets. Most of its actual and potential competitors have substantially greater financial, technical, marketing and other resources (including brand name recognition) than the Company. Also, the continuing trend toward business alliances in the telecommunications industry and the absence of substantial barriers to entry in the data and Internet services markets, could give rise to significant new competition.

     In each of its markets, the Company's primary competitor is the ILEC serving that geographic area. ILECs are established providers of dedicated and local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to voice, data and Internet-service providers such as the Company, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services (as opposed to switched local exchange services), the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed additional flexibility by regulators to offer discounts to large customers through contract tariffs, decide to engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the revenue of competitors to the ILECs, including the Company, could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILECs, including the Company.

     In the local exchange market, the Company also faces competition or prospective competition from several other carriers, many of which have significantly greater financial resources than the Company. For example, AT&T Corp.'s, MCI Communications Corporation and Sprint Corporation, which historically have been purely long distance carriers, have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the ILECs' or other providers' services. In addition to these long distance service providers, entities that currently offer or are potentially capable of offering local switched services include companies that have previously been known purely as competitive access providers ("CAPs"), cable television companies, electric utilities, microwave carriers, wireless telephone system operators and large customers who build private networks. These entities, upon entering into appropriate interconnection agreements or resale agreements with ILECs, including RBOCs, can offer single source local and long distance services, like those offered by the Company. In addition, a continuing trend towards business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The proposed merger of WorldCom, Inc. and MCI Communications Corporation or AT&T Corp.'s proposed acquisition of Teleport Communications Group, Inc. are examples of some of the alliances that are being formed. Many of these combined entities may have resources far greater than those of the Company. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered by the Company.

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     The Company will also face competition from fixed wireless services, including MMDS, LMDS, 24 GHz and 38 GHz wireless communications systems, WCS, FCC Part 15 unlicensed wireless radio devices, and other services that use existing point-to-point wireless channels on other frequencies. See
"Business -- Regulation". In addition, the FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company, in particular for certain low data-rate transmission services.

     With respect to mobile wireless telephone system operators, the FCC has authorized cellular, PCS, and other CMRS providers to offer wireless services to fixed locations, rather than just to mobile customers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with the Company and other providers of traditional wireless telephone service.

     Section 271 of the FTA prohibits an RBOC from providing long-distance service that originates (or in certain cases terminates) in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. The FCC has denied the following applications for such approval: SBC Communications Inc.'s Oklahoma application in June 1997; Ameritech Inc.'s Michigan application in August 1997; and BellSouth Corporation applications for South Carolina and Louisiana in December 1997 and February 1998, respectively. The Company anticipates that a number of RBOCs will file additional applications for in-region long distance authority in 1998. The FCC will have 90 days from the date an application for in-region long distance authority is filed to decide whether to grant or deny the application.

     Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest IXCs will be in a position to offer single-source local and long distance. On December 31, 1997, a United States District Court judge in Texas held unconstitutional certain sections of the FTA, including Section 271. This decision would permit the three RBOCs immediately to begin offering widespread in-region long distance services. The decision, however, was stayed on February 11, 1998 by the Court upon motion from the defendants. Unless overturned on appeal, this decision could have a material adverse effect on the Company. The FCC and certain IXCs have filed appeals of the decision with the United States Court of Appeals for the Fifth Circuit. Although there can be no assurance as to the outcome of this litigation, the Company believes that significant parts of the District Court decision may be reversed or vacated on appeal.

     In addition new FCC rules went into effect in February 1998 which will make it substantially easier for many non-U.S. telecommunications companies to enter the U.S. market, thus potentially further increasing the number of competitors.

     The market for data communications and Internet access services, including IP switching, is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends on a number of factors, including: market presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new services by the Company and its competitors; the Company's ability to support industry standards; and industry and general economic trends. The Company's success in this market will depend heavily upon its ability to provide high quality Internet connections and value-added Internet services at competitive prices.

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IMPACT OF TECHNOLOGICAL CHANGE

     The telecommunications industry is subject to rapid and significant technological change that could materially affect the continued use of fiber optic cable or the electronics utilized in the Company's networks. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies and Internet-related services and technologies, could have a material adverse effect on the Company's business, results of operations and financial condition.

     The market for the Company's telecommunications services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company will successfully identify new service opportunities and develop and bring new services to market. The Company's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its telecommunications services business to alternate access devices, conduits and protocols.

STRATEGIC INVESTMENTS; BUSINESS COMBINATIONS

     The Company expects to actively pursue over the next several months one or more acquisitions of companies engaged in businesses similar or related to the business of the Company. As consideration for such acquisitions, the Company may be required to incur additional indebtedness or issue capital. There can be no assurance that the Company will be able to obtain such financing. In addition, the Company from time to time engages in discussions with (i) potential business partners looking toward formation of business combinations or strategic alliances that would expand the reach of the Company's networks or services and
(ii) potential strategic investors (i.e., investors in the same or related business) who have expressed an interest in making an investment in the Company. Such acquisitions, combinations or alliances, if consummated, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. There can be no assurance that any acquisitions, combinations or alliances will occur or, if consummated, would be on terms favorable to the Company or would be successfully integrated into the Company's operations. An investment, business combination or strategic alliance could constitute a Change of Control (as defined in the Existing Indentures) requiring the Company to offer to purchase all Existing Notes. In the event that such a Change of Control occurs at a time when the Company does not have sufficient available funds to purchase all Existing Notes tendered or at a time when the Company is prohibited from purchasing the Existing Notes, an Event of Default (as defined in the Existing Indentures) could occur under the relevant indenture.

POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS

     The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Under the terms of the FTA, both civil and criminal penalties can be imposed for the use of interactive computer services for the transmission of certain indecent or obscene communications. However, this provision was recently found to be unconstitutional by the U.S. Supreme Court. Nonetheless, many states have adopted or are considering adopting similar requirements, and the constitutionality of such state requirements remains unsettled at this time. Congress is also considering several bills addressing these issues. In addition, several private lawsuits have been filed seeking to hold Internet access providers accountable for information which they transmit. While the outcome of these activities is uncertain, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute or transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials

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

or even discontinue offering services altogether. Any such event could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

     The Company is currently managed by a small number of key management and operating personnel whose efforts will largely determine the Company's success. The success of the Company also depends upon its ability to hire and retain qualified operating, marketing, sales, financial, accounting and technical personnel. Competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to continue to hire or retain necessary personnel. The loss of key management personnel would likely have a material adverse impact on the Company.

CONTROL BY CERTAIN STOCKHOLDERS AND MANAGEMENT

     As of December 31, 1997, the Company's directors and executive officers beneficially owned approximately 10.0% of the outstanding Common Stock. In addition, as of such date approximately 39.5% of the outstanding Common Stock was beneficially owned by The Huff Alternative Income Fund, L.P. ("Huff"), the designees of which occupy three positions on the Board of Directors, approximately 21.3% was beneficially owned by ING Equity Partners, L.P. I ("ING"), the designees of which occupy two positions on the Board of Directors, and approximately 8.6% was beneficially owned by affiliates of First Analysis Corporation ("FAC"), a designee of which occupies one position on the Board of Directors, respectively. In addition, at the date hereof Huff is the beneficial owner of approximately 13.3% of the 14 3/4% Preferred Stock, which shares have voting rights in certain circumstances, and ING Baring (U.S.) Securities, Inc., which is affiliated with the limited partner of ING, is the beneficial owner of 7.4% of such Preferred Stock. Accordingly, if they choose to act together, these persons will be able to control the election of the Board of Directors and other matters voted upon by the stockholders. A sale of Common Stock by one or more of the principal stockholders to third parties could trigger the right of the holders of the Existing Notes to require the Company to repurchase the Existing Notes (a "Change of Control Offer"). In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price (as defined in the Existing Indentures) for all Existing Notes tendered, or at a time when the Company is prohibited from purchasing the Existing Notes, an Event of Default (as defined in the relevant indentures) could occur.


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